UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2006

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Parkway, San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 312-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 6, 2006, James R. Baio, the Executive Vice President, Chief Financial Officer and Treasurer of Franklin Resources, Inc. (the “Company”), notified the Company that he will end his employment on October 20, 2006. Mr. Baio informed the Company that he has accepted a position as chief financial officer with a privately-held real estate financial services company in California. The Company expects to conduct a search both inside and outside the Company to identify potential candidates for the position of Chief Financial Officer of the Company.

In the interim, on September 12, 2006, Kenneth A. Lewis, a Certified Public Accountant, was selected for appointment, subject to approval by the Board of Directors of the Company, as the interim Chief Financial Officer and Treasurer of the Company, effective upon the departure of Mr. Baio. Mr. Lewis, age 45, has served as Vice President – Enterprise Risk Management of the Company and Chairman of the Company’s Enterprise Risk Management Committee since April 2006. Mr. Lewis was previously Vice President and Treasurer of the Company from 2003 to April 2006. Prior to that, Mr. Lewis served as Vice President – Finance and Controller of the Company and has been an officer and/or director of certain subsidiaries of the Company for more than the past five years. Mr. Lewis joined Templeton, Galbraith & Hansberger Ltd. in 1989 and previously served as controller of Templeton prior to the acquisition of Templeton by the Company in 1992 and has been with the Company and its subsidiaries since that time. Mr. Lewis is an at-will employee of the Company, currently receives an annual salary of $330,000, is eligible to receive a bonus of cash and/or restricted stock and is entitled to receive medical, life and disability insurance coverage and other benefits available generally to employees of the Company and/or its subsidiaries.

Information with respect to David A. Lewis, the brother of Mr. Kenneth A. Lewis, is previously reported under the heading “Certain Relationships and Related Transactions” in the Company’s proxy statement filed with the Securities and Exchange Commission on December 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: September 12, 2006	/s/ Barbara J. Green
Name: Barbara J. Green
Title: Vice President, Deputy General Counsel and Secretary

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